UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2023

Dominion Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Virginia	001-08489	54-1229715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 819-2284

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	D	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2023 Long-Term Incentive Program Performance Metrics

On December 13, 2023, the Dominion Energy, Inc. (“Dominion Energy” or the “Company”) Compensation and Talent Development Committee (the “CTD Committee”) approved the remaining performance metrics for the performance grant portion of its 2023 Long-Term Incentive Program (the “Program”). For named executive officers other than the Chair, President and Chief Executive Officer (the “CEO”), the Program consists of a restricted stock grant, which is 40% of the total target Program award value, and a performance grant, which may be in the form of performance cash or performance-based stock and is 60% of the total target Program award value.

As originally approved by the CTD Committee on January 26, 2023, 50% of the performance grant is based on the achievement of total shareholder return (“TSR”) relative to a group of peer companies selected by the CTD Committee over the three-year performance period beginning January 1, 2023 and ending December 31, 2025, with an opportunity to earn a portion of the award based on Dominion Energy’s relative price-earnings ratio regardless of relative TSR performance. As a result of the ongoing business review, the CTD Committee did not initially set goals for the remaining 50% of the performance grant, which in the prior year had consisted of a cumulative operating earnings per share goal and a non-carbon emitting generation capacity target. The intent was to set these goals for the 2023 grant when there was additional clarity on the Company’s long-term financial strategy.

Although the business review remains ongoing at this time, the CTD Committee preferred to set all Program goals by year-end 2023. Therefore, on December 13, 2023, the CTD Committee approved the remaining performance metrics for the 2023 grant, consisting of relative TSR over a two-year performance period beginning January 1, 2024 and ending December 31, 2025 (weighted 40%) and a non-carbon emitting generation capacity target for December 31, 2025 (weighted 10%). The period of 2024-2025 was selected for this additional relative TSR metric instead of 2023-2025, because 2023 was mostly complete by December. There is no opportunity to earn a portion of the payout of this two-year relative TSR goal based on relative price-earnings ratio.

Accordingly, 90% of the performance grants under the Program measure the Company’s relative TSR (50% measuring three-year TSR from 2023-2025 and 40% measuring two-year TSR from 2024-2025), further aligning compensation with long-term share price performance, consistent with the objectives of the current strategic business review.

Modification to the Program for the Chair, President and Chief Executive Officer

On December 13, 2023, the CTD Committee approved certain modifications to the Program for Dominion Energy’s CEO. In the modified Program, the CEO’s cash performance award continues to constitute 60% of his total 2023 Program award, with the remaining 40% consisting of the performance share award in lieu of a restricted stock award; also, 100% of the CEO’s 2023 Program award remains performance-based, without any opportunity to earn a portion of the award based on Dominion Energy’s relative price-earnings ratio. However, under the modified Program, the relative TSR performance required for an at-target payout under the cash performance award portion of the CEO’s award has been increased from the 50th percentile to the 65th percentile, thereby aligning with the 65th percentile performance required for an at-target payout under the performance share portion of the CEO’s 2023 Program award. These modifications to the cash performance award portion of the Program are consistent with similar modifications previously approved by the CTD Committee with respect to the CEO’s performance share award on February 9, 2023 and the objectives of the current strategic business review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION ENERGY, INC.
Registrant

By:	/s/ Carter M. Reid
Carter M. Reid
Executive Vice President,
Chief of Staff and Corporate Secretary and President – Dominion Energy Services

Date: December 18, 2023